                           STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 29th day of April, 1999 by and among Nucleus, Inc., a Nevada corporation. ("Buyer") and Rafiq Kiswani and Yahya Daoud ("Seller's").

                               R E C I T I A L S
                               - - - - - - - - -

     WHEREAS, ComPro Computer, Inc. ("ComPro"), an Illinois corporation, operates a retail computer store and is engaged in the business of computer sales, services and repairs (the "Business"): and

     WHEREAS, the Seller's own all of the issued and outstanding shares of Common Stock of CompPro; and

     WHEREAS, Buyer wishes to purchase and Seller's wish to sell to Buyer, all of the issued and outstanding shares of CompPro owned by them on the terms and conditions set forth below:

                               A G R E E M E N T
                               - - - - - - - - -

     NOW, THEREFORE, for and in consideration of the mutual promises herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:


                                   ARTICLE I

                          PURCHASE AND SALE OF SHARES
                          ---------------------------

     1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, effective as of 12:01 a.m. Central Daylight Time on April 29, 1999 (the "Closing Date"), Buyer agrees to purchase from Seller's and Seller's agrees to sell, assign, transfer and deliver to Buyer, All of the issued and outstanding shares of CompPro, comprising 100% of the total issued and outstanding shares of stock of CompPro (the "CompPro Stock").

     1.2 Acquired Assets. The Business shall include, without limitation, all of the following assets (the "Assets") of CompPro:

     (a) Office furniture and equipment, computers, equipment leases, real estate leases, and leasehold improvements, including but not limited to those set forth in Schedule 1.2(a) of the Disclosure Schedules attached hereto ("Disclosure Schedules").

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

     (b) Computer software owned or licensed by CompPro, including but not limited to those set forth in Schedule 1.2(b), along with CompPro's interest in any other computer software licensed by it from others.

     (c) Other agreements, contracts and instruments, including but not limited to those set forth in Schedule 1.2(c).

     (d) All prepayments and deposits, including, without limitation, security deposits under leases.

     (e) The corporate name CompPro Computer, Inc., all assumed names relating thereto, logos, trademarks, service marks, domain names, trade names, copyrights, registrations, applications for registration of any of them, and any other intellectual property rights of CompPro, including, but not limited to, those listed in Schedule 1.1(e).

     (f) Originals of all books and records of CompPro pertaining to the Assets, including customer lists and credit files, and all those pertaining to CompPro's employees who are retained by Buyer pursuant to the Agreement.

     (g) All permits, licenses, approvals and other governmental authorizations relating to the Business including, but not limited to, those listed in Schedule 1.1 (g).

     (h) Any other asset not referred to in Section 1.3 which is used by CompPro in connection with the Business, including, without limitation, all telephone and facsimile numbers and e-mail addresses used by CompPro in connection with the Business.

     (i)  All goodwill pertaining to the  Business.


     1.3  Excluded Assets and Excluded Liabilities.

     (a) Prior to the Closing Date, Seller's and CompPro shall collect all receivables or notes, including, without limitation, the receivables and notes set forth in Schedule 1.3 (a) (collectively, with cash, the "Excluded Assets").

     (b) Prior to the Closing Date, Seller's and CompPro shall pay off all debts or liabilities, including, without limitation, the debt set forth in Schedule 1.3 (b) ("Excluded Liabilities").

     1.4 Purchase Price. Buyer shall pay the Seller's, monthly payments for the Stock, totaling $225,000 (the "Purchase Price"). Payment shall be made as follows: (i) by the acceptance of $75,000 of debt, (ii) One payment of $20,000 paid on May 5, 1999 (iii) one payment of $30,000 on May 28, 1999 plus (iv) two payments of $50,000 paid on June 28, 1999 and July 28, 1999.

     1.5 Stock Free of Liens. The Stock to be transferred hereunder shall be transferred free and clear of all liens, claims, encumbrances, mortgages, pledges, restrictions or rights of others of every kind and description.


                                  ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF SELLER'S
                  ------------------------------------------

     In order to induce Buyer to enter into this Agreement, Seller's represents and warrants to the Buyer that the statements contained in this Article II are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article
II).

     2.1 Authority Relative to this Agreement. The Seller's has the full power and authority to execute, deliver and perform this Agreement and any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby or thereby. The obligations imposed on Seller's by this Agreement, or by any agreement or document contemplated hereby, constitute the valid and binding obligations and agreements of Seller's, enforceable against him in accordance with their respective terms except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     2.2 Compliance of Transaction With Laws and Other Instruments. The execution, delivery and performance by Seller's of this Agreement and any agreement or document contemplated hereby, and the performance and consummation of the transactions contemplated hereby or thereby by Seller's (i) do not require on behalf of Seller's or CompPro, any approval, consent or waiver of, or filing with, any governmental agency, court or other authority which has not been obtained and which is not in full force and effect as of the date hereof;
(ii) will not conflict with or constitute a breach or violation of the charter or bylaws of CompPro; (iii) will not result in a violation of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental or regulatory authority (federal, local or otherwise) to which CompPro is subject; and (iv) will not require the approval, consent or waiver of, or filing with any party to, violate or conflict with or result in a breach of, or constitute a default or acceleration of or give rise to a right of termination (or an event which with notice or lapse of time or both would become a default) under, any provision of any contract, indenture, mortgage, lease, agreement or other instrument to which Seller's or CompPro are parties or to which any of their or its assets are subject.

     2.3 Capitalization. The entire authorized capital stock of CompPro consists of One Hundred (100) shares of common stock, no par value ("Common Shares"), of which One Hundred (100) Common Shares are issued and outstanding. All of the issued and outstanding Common Shares have been duly authorized, are validly issued, fully paid, and nonassessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require CompPro to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to CompPro. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of CompPro. No debt instrument issued by CompPro has or could have voting rights.

     2.4  Stock.  Seller's holds of record and owns beneficially One Hundred
(100) Common Shares of CompPro, free and clear of any restrictions on transfer (other than any restrictions under federal or state securities laws), taxes, security interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller's is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller's to sell, transfer, or otherwise dispose of any capital stock of CompPro (other than this Agreement). Seller's is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of CompPro.

     2.5 Organization and Qualification. CompPro is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct the Business in the manner and in the places where such assets and properties are owned, leased or operated or the Business is conducted by it. CompPro has no subsidiaries and does not own, directly or indirectly, any equity interest in any corporation, partnership, joint venture or other business entity. Seller's has delivered to the Buyer correct and complete copies of the charter and bylaws of CompPro (as amended to date). The minute book (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate book and the stock record book of CompPro are correct and complete. CompPro is not in default under or in violation of any provision of its charter or bylaws.

     2.6 Financial and Other Statements. Schedule 2.6 of the Disclosure Schedules contains true and complete copies of CompPro's Audited Financial Statments for the years ending

December 31, 1997 & December 31, 1998 (collectively the "Financial Statements"), as compiled by an independent public accountant. Except as set forth in Schedule 2.6, the Financial Statements (i) have been prepared in accordance with generally accepted accounting principles on a consistent basis, and (ii) fairly present in all material respects the financial position and results of operation of CompPro as of the indicated dates and for the period indicated therein.

     2.7 Title to Properties; Liens; Condition of Properties. CompPro has good and marketable title to or a valid leasehold in, the properties and assets used by it, located on its premises, or shown in the Financial Statements or acquired after the date thereof, which shall exclude the "Excluded CompPro Assets" as defined in Section 1.3. None of such assets are subject to any mortgage, pledge, lien, conditional sale agreement, security interest, encumbrance, title defect or other charge, except for liens for taxes not yet due and payable. Schedule
2.7 of the Disclosure Schedules sets forth the addresses or locations of all facilities (whether leased or owned) of CompPro.

     2.8 No Undisclosed Liabilities. There are no contractual or non-contractual obligations, debts or liabilities of any nature of CompPro whether accrued or unaccrued, contingent or absolute, direct or indirect, recorded or unrecorded, potential or realized (the "Liabilities") as of the date of the Financial Statements, which are not otherwise disclosed in the Financial Statements or in the Schedules to this Agreement. CompPro has not incurred any Liabilities since September 30, 1998, except for those Liabilities incurred in the ordinary course of business and consistent with past practice and which, in any event, would not, in the aggregate, have a material adverse effect on the Business. CompPro is not directly or indirectly (i) liable, by guaranty, surety or otherwise, upon or with respect to, or (ii) obligated in any way to provide funds in respect of, or (iii) obligated to guaranty or assume any debt, dividend or other obligation of any person, corporation, association, partnership or other entity.

     2.9 Tax Matters. CompPro has filed (i) all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property, employment or otherwise) ("tax returns") required to be filed; (ii) all federal, state, municipal and local tax returns (whether relating to income, sales, franchise, withholding, real or personal property, employment of otherwise) ("taxes") which are due, pursuant to such returns, or claimed to be due by any taxing authority, or otherwise due and owing, and any penalties or other charges due with respect to the late filing of any such return have been fully paid, and shall be fully paid at the time of closing;
(iii) each such tax return heretofore filed by CompPro correctly and accurately reflects the amount of its tax liability thereunder; (iv) CompPro is not currently the beneficiary of any extension of time within which to file any tax return; (v) no claim has ever been made by an authority in a jurisdiction where CompPro does not file tax returns that it is or may be subject to taxation by that jurisdiction; (vi) there are no security interests on any of the assets of CompPro that arose in connection with any failure (or alleged failure) to pay any tax; (vii) CompPro has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party and all such taxes shall be withheld or paid by Closing and all such taxes accrued but not due as of Closing shall be escrowed with Buyer;
(viii) Seller's does not expect any authority to assess any additional taxes for any period for which tax returns have been filed; and (ix) there is no dispute or claim concerning any tax liability of CompPro.

     2.10 Absence of Certain Changes. Since September 30, 1998, there has not been:

     (a) any material adverse change in the financial condition, properties, assets, liabilities, personnel or operations of CompPro;

     (b) any obligation or liability incurred by CompPro, including the obligation to perform services normally conducted by the Business, other than obligations and liabilities incurred in the ordinary course of business;

     (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the services, properties or assets of the Business, except in the ordinary course of business;

     (d) any damage, destruction or loss, whether or not covered by insurance, affecting the Business;

     (e) any loss or threatened loss of any permit, license, qualification or certificate of authority held or enjoyed by CompPro which loss has had, or could in the future have, a material adverse effect on the business, properties, financial condition or results of operation of the Business or Buyer's free and unencumbered ownership and use of any of the assets or properties of the Business, whether owned or leased, and whether or not carried or reflected on the books and records of CompPro;

     (f) any pending or threatened labor disputes or strikes, labor union organizational activity, claim or threatened claim of unfair labor practices, or any material adverse change in relations with CompPro's employees generally;

     (g) any action taken by CompPro outside of the ordinary course of business;

     (h)  any written notice of termination of, or default under, any contract;

     (i) any loan or advance to or any investment in any person, firm or corporation, except for normal business advances to employees consistent with past practice;

     (j) any increase in the compensation payable or to become payable to any of CompPro's officers or employees (other than nonmaterial increases in the ordinary course of business) and there has been no establishment, adoption, entering into, or making of any new grants or awards under, acceleration of payment or vesting, or any creation of any obligation to grant any awards under, or any amendment to any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe, Employee Benefit Plan (as defined in this Section 2.14), or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or any granting or paying of any benefit not required by any existing CompPro Benefit Plan (as defined in this Section 2.14) or other existing plan or arrangement;

     (k) any commitment for any addition to property, plant or equipment not in the ordinary course of business by CompPro;

     (l) any payment, loan or advance of any amount to, or sale, transfer or lease of assets to, or any agreements or arrangements with, any of CompPro's officers, directors or "affiliates," as such term is defined in the rules and regulations of the Securities and Exchange Commission ("Affiliate");

     (m)  any charitable or other capital contribution of CompPro;

     (n) any declaration, set aside or payment of any dividend, any distribution with respect to its capital stock, or any redemption, repurchase, or other acquisition of any of its capital stock;

     (o) any failure to pay current liabilities, including accounts payable and accrued expenses in the ordinary course of business and otherwise in accordance with their terms; or

     (p)  any agreement or understanding by CompPro to do any of the foregoing.

     2.11 Patents, Trademarks, Trade Names and Similar Rights. CompPro does not own any trademarks, logos, service marks, trade names, copyrights or other similar proprietary rights ("Intangibles") used in the Business, and, to the Seller's's knowledge, has no obligation to any third party with respect thereto.

     2.12 Trade Secrets and Customer Lists. CompPro has the right to use, without liability to others, all trade secrets and customer lists, if any, required and used in the Business within the last five years and has not disclosed, sold, licensed, sublicensed or otherwise granted to any third party the right to use such trade secrets and information. CompPro is not using or in any way making use of any confidential information or trade secrets of any third party, including, without limitation, a former employer of any present or past employee of CompPro.

     2.13  [Intentionally Deleted.]

     2.14  Employee Agreements and Plans.

     (a) Except as set forth in Schedule 2.14 of the Disclosure Schedules, neither CompPro, nor any ERISA Affiliate presently maintains, contributes to or has maintained, contributed to, or had (or may have) any liability under any Employee Benefit Plan with respect to its employees, former employees, or independent contractors. For purposes of this Section 2.14 and the Agreement:

     (i) "CompPro Benefit Plans" means the plans, programs and arrangements set forth in Schedule 2.14 of the Disclosure Schedules.

     (ii) "Employee Benefit Plan" means (a) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, legal services, flexible benefits or cafeteria, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement practice or policy which is an "employee pension benefit plan" as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or an "employee welfare benefit plan" as defined in
           Section 3(1) of ERISA, whether written or unwritten; and

     (iii) "ERISA Affiliate" means each person (as defined in Section 3(9) of ERISA) that, together with CompPro (or any person whose liabilities CompPro has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under Section 4001(b) of ERISA or
           Section 414 of the Internal Revenue Code of 1986, as amended
           ("Code").

           Except with respect to CompPro Benefit Plans, CompPro does not have (nor may have) any liability under any Employee Benefit Plan which an ERISA Affiliate presently maintains, contributes to or has (or may have) liability under.

     (b) With respect to all employees and former employees of CompPro, neither CompPro nor any ERISA Affiliate presently maintains, contributes to or has or may have any liability under any funded or unfunded medical, health or life insurance plan or arrangement or other employee welfare benefit plan as defined in Section 3(1) of ERISA for present or future retirees or present or future terminated employees, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") or state continuation coverage laws.

     (c) Favorable determination letters have been received by both CompPro and any master or prototype plan sponsor from the Internal Revenue Service with respect to each CompPro Benefit Plan which is intended to comply with the provisions of Section 401(a) of the Code, evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984, the Retirement Equity Act of 1984, the Tax Reform Act of 1986 and other applicable laws and governmental regulations for which amendment is required by the Closing. Each such CompPro Benefit Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code and each related trust is exempt from federal income tax under Code Section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such CompPro Benefit Plan or trust.

     (d) CompPro, the ERISA Affiliates and all of their respective directors, officers, employees and any other "fiduciary" (as such term is defined in Section 3(21) of ERISA) have complied with and performed all of their contractual obligations and all obligations under the Code, ERISA and all applicable federal, state and local laws, rules and regulations (domestic and foreign) required to be performed by them under or with respect to all of the CompPro Benefit Plans and any related agreements and there has been no "prohibited transaction" as defined by Section 4975 of the Code or Section 406 of ERISA with respect to any CompPro Benefit Plan. Any bonding required by ERISA with respect to the CompPro Benefit Plans has been obtained and is in full force and effect.

     (e) No CompPro Benefit Plan has any unfunded liability and all accruals with respect to the CompPro Benefit Plans have been made. No CompPro Benefit Plan is subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA. All applicable contributions and premium payments for all periods ending prior to the Closing (including periods from the first day of the then current plan year to the Closing) shall be made prior to the Closing Date in accordance with past practice. No event has occurred or circumstance exists that could result in a material increase in premium costs of the CompPro Benefit Plans that are insured or a material increase in the benefit costs of such CompPro Benefit Plans that are self-insured.

     (f) Neither CompPro nor any ERISA Affiliate maintains, contributes to or has or may have any liability (including current or potential withdrawal liability) with respect to any "multi-employer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

     (g) Neither CompPro nor any ERISA Affiliate has maintained an "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, that has been the subject of a "reportable event", as such term is defined in Section 4043 of ERISA, as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation ("PBGC"), or any event requiring disclosure under Section 4063(a) of ERISA. Neither CompPro nor any ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA and all premiums or other amounts due and payable to the PBGC have been paid. Neither CompPro nor any ERISA Affiliate has terminated any employee pension benefit plan subject to Title IV of ERISA and no proceeding by the PBGC to terminated any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or threatened, no notice of any such termination has been received and no condition exists which presents a material risk of termination of a CompPro Benefit Plan.

     (h) There is no pending, threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any CompPro Benefit Plan maintained by CompPro or any ERISA Affiliate (other than routine claims for benefits) or the assets of any such CompPro Benefit Plan and to the best of Seller's knowledge and belief there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No CompPro Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any CompPro Benefit Plan with the Internal Revenue Service under its Voluntary Compliance Resolution program, its Closing Agreement Program or similar programs.

     (i) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a tax pursuant to Code Section 4980B or any predecessor provision of the Code, or any related regulations. No event has occurred with respect to which CompPro or any of its affiliates could be liable for a tax imposed by any of Code Sections 4972, 4976, 4977, 4979 or 4980, or for a civil penalty under Section 502(c) of ERISA.

     (j) With respect to each of the CompPro Benefit Plans, to the extent applicable, CompPro has delivered to Buyer true and complete copies of: (i) the plan documents (or, if there is none, a written summary of the plan's terms and conditions), including any amendments, related trust agreements, insurance contracts and other funding arrangements; (ii) the most recent determination letters received by CompPro and any master and prototype plan sponsor from the Internal Revenue Service; (iii) the three most recent IRS Form 5500 annual reports, including all schedules and attachments thereto; (iv) the three most recent actuarial valuations; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years, other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required). Each CompPro Benefit Plan can be unilaterally amended, terminated or otherwise discontinued, in whole or part, by CompPro at any time without liability to CompPro. Neither CompPro nor any ERISA Affiliate has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any CompPro Benefit Plan or to create any additional Employee Benefit Plan. Neither CompPro nor any ERISA Affiliate maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501 (c)(17) or 501 (c)(20) of the Code.

     (k) Neither CompPro nor any of its affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of CompPro. The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any CIS Benefit Plan. All contributions and payments made or accrued with respect to all CompPro Benefit Plans are deductible currently under Code Section 162 or 404 and no amount payable to an employee or former employee of CompPro will be an "excess parachute payment" which is non-deductible or subject to tax under Section 280G or 4999 of the Code. CompPro nor any of its affiliates has currently outstanding any loan or loans to any current or former employees of CompPro, nor have CompPro or any of its affiliates guaranteed such loans.

     (l) Schedule 2.14 of the Disclosure Schedules sets forth, as of the date of this Agreement, with respect to each employee employed by CompPro, his or her name, position, salary or hourly wage, his or her date of employment and any applicable significant employee benefits or entitlement not available generally to CompPro's employees.

     (m) CompPro has complied in all respects with all applicable laws relating to the employment of labor or consultants or independent contractors in connection with the operation of the Business, including, without limitation, those relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, immigration and naturalization, equal employment opportunity and the payment and withholding of taxes.

     (n) CompPro is not a party to any contract with any labor organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of its employees. CompPro has not experienced any strikes, work stoppages, significant grievance proceedings or claims of unfair labor practices filed or, to CompPro's or Seller's knowledge, threatened to be filed with respect to the operation of the Business.

     2.15  Litigation, Proceedings, Etc. Except for matters described in
Schedule 2.15 of the Disclosure Schedules, (i) there is no pending claim, action, litigation, suit or proceeding against, or investigation of CompPro;
(ii) CompPro has not received any notice of any claim, action, litigation, suit or proceeding against it or investigation of it, and no such claim, action, suit, proceeding or investigation is pending or, to Seller's knowledge threatened against CompPro, and there are no facts existing which would be a proper basis for any such claim; and (iii) there are no outstanding court, arbitration or agency orders, decrees or stipulations to which CompPro is a party or which are directed to CompPro.

     2.16 Compliance With Law and Other Instruments: Permits. CompPro is not (and has not been for the past twelve months) in violation of, or default under:
(i) any term or provision of its charter or by-laws; (ii) any term or provision of any financial covenant or any indenture, mortgage, contract, commitment or other agreement or instrument to which it is a party, or by which it or any of its properties or business is or may be bound or affected, or (iii) any applicable law (including, without limitation, the Fair Labor Standards Act and all other federal and state wage and hour laws), any and all Federal immigration laws, regulations and promulgations, rule, regulation, judgment, order or decree of any governmental agency or court, domestic or foreign, having jurisdiction over it or any of its properties or business, or CompPro's employees, consultants or independent contractors. CompPro owns, possesses, or has obtained licenses, permits, certifications, registrations, approvals or consents and other authorizations necessary to own or lease, as the case may be, its business or operations as presently conducted and all such governmental and other licenses, permits, certifications, registrations, approvals, consents and other authorizations are in good standing, and there are no proceedings pending or, to the best knowledge of CompPro's officers and directors, threatened, or any basis therefor existing, seeking to cancel, terminate or limit such licenses, permits, certifications, registrations, approvals, or consents or authorizations, or related to the breach or failure to comply with any law, rule, regulation, judgment or decree.

     2.17 Transactions with Affiliates. Except as set forth in Schedule 2.17 of the Disclosure Schedules, there is no lease, sublease, indebtedness, contract, agreement, commitment, understanding or other arrangement of any kind whatsoever entered into by CompPro with Seller's, officers or directors or any Affiliate of any of them. At Closing, CompPro shall cancel all arrangements with any Affiliate.

     2.18 Insurance. Set forth in Schedule 2.18 of the Disclosure Schedules is a list of insurance in force with respect to the Business, which list is true, complete and accurate in all material respects. CompPro has paid all premiums due under such policies and, to its knowledge, such policies are each outstanding and in full force and effect on the date hereof. No insurance carrier has refused any application for insurance by CompPro.

     2.19 Books and Records. All books and records pertaining to the Business have been, or prior to the Closing shall have been, made available for review by Buyer and its representatives and are correct and complete in all material respects, have been maintained in accordance with good business practice and fairly reflect the basis for the financial condition and results of operations of CompPro set forth in the Financial Statements.

     2.20 Powers of Attorney; Bank Accounts. There are no outstanding powers of attorney executed on behalf of CompPro. Set forth in Schedule 2.20 of the Disclosure Schedules is an accurate and complete list of the name and address of each bank or other institution where CompPro has an account or safe deposit box, the number of such account, and the names of all persons authorized to draw thereon or have access thereto.

     2.21 Broker's Fees. CompPro has no obligation or liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

     2.22 Miscellaneous. All compensation payments including vacation, per diem, holiday and sickness payments, required to be paid to CompPro's personnel for any period prior to the Closing, will be paid in full at the time of Closing. Except as is necessary to close the Business and pay off obligations, Seller's agree not to use the name CompPro Computer, Inc., or any similar name for any purpose.

     2.23 Year 2000. To the knowledge of the Seller's, all software sold, owned or licensed by CompPro is Year 2000-Compliant. For purpose of this Agreement, Year 2000-Compliant shall mean:

     a) The software includes year 2000 date conversion capabilities, including without limitation date and century recognition; and

     b) The software includes calculations that accommodate same century/ multi-century formulas and date values; and

     c) The software will correct sort ordering and date data interface values that reflect the century and will automatically compensate for and manage and manipulate data involving dates, including single-century formulas and multi-century formulas, and not cause any abnormal event or abort within the application or result in the generation of incorrect values or invalid outputs involving such dates.

     2.24 Disclosure. The statements contained in this Agreement, and in all written documents or Schedules attached hereto prepared and delivered by or on behalf of CompPro or Seller's pursuant to the terms hereof are true and correct in all material respects, and such statements, documents or Schedules do not omit any material fact required by the terms hereof or thereof to be stated herein or therein or necessary to make the statements contained herein or therein not misleading. There is no fact known to Seller's or CompPro which would have a material adverse effect on the Business, other than those which have been set forth in this Agreement or in the Disclosure Schedules attached hereto.


                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER
                    ---------------------------------------

     In order to induce Seller's to enter into this Agreement, the Buyer represents and warrants to the Seller's that the statements contained in this
Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement through this Article III).

     3.1 Authority Relative to this Agreement. The Buyer has the full corporate power and authority, and has taken all necessary and proper action, corporate and otherwise, to execute, deliver and perform this Agreement and any other agreement or document contemplated hereby, and to consummate the transactions contemplated hereby or thereby. All action on the part of Buyer necessary for the authorization, execution, delivery and performance of this Agreement and any other agreement or document contemplated hereby, and the consummation of the transactions contemplated hereby or thereby, has been taken. The obligations imposed on Buyer by this Agreement, or by any agreement or document contemplated hereby, constitute the valid and binding obligations and agreements of Buyer, enforceable against it in accordance with their respective terms, except that
(i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     3.2 Compliance of Transaction With Laws and Other Instruments. The execution, delivery and performance by Buyer of this Agreement and any agreement or document contemplated hereby, and the performance and consummation of the transactions contemplated hereby or thereby by Buyer (i) do not require on behalf of Buyer any approval, consent or waiver of, or filing with, any governmental agency, court or other authority which has not been obtained and which is not in full force and effect as of the date hereof; (ii) will not result in a violation of any law, regulation, judgment, writ, injunction, order or decree of any court or governmental or regulatory authority (federal, local or otherwise) to which Buyer is subject; (iii) will not conflict with or constitute a breach or violation of the charter or bylaws of Buyer; and (iv) will not require the approval, consent or waiver of, or filing with any party to, violate or conflict with or result in a breach of, or constitute a default or acceleration of or give rise to a right of termination (or an event which with notice or lapse of time or both would become a default) under, any provision of any contract, indenture, mortgage, lease, agreement or other instrument to which Buyer is a party or to which any of its assets are subject.

     3.3 Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

     3.4 Consents. Buyer is not subject to any law, ordinance, regulation, rule, order, judgment, injunction, decree, contract, commitment, lease, agreement, instrument or other restriction of any kind, which by its provisions would prevent the consummation of this Agreement or any of the transactions contemplated hereby, without the consent, filing with or notification of any third party which has not already been obtained or made or will not be obtained prior to the Closing.

     3.5 Broker's Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, investment bankers, finder or agent with respect to the transactions contemplated by this Agreement.

     3.6 Status of Stock. Buyer is purchasing the Stock for its own account, for investment purposes only, and not with a view to or for sale in connection with any distribution of such Stock.


                                  ARTICLE IV

                         BUYER'S CONDITIONS TO CLOSING
                         -----------------------------

     The obligations of Buyer to purchase the Stock and to consummate the transactions contemplated hereby, are subject to the fulfillment in all respects on or prior to the Closing Date of each of the following conditions:

     4.1 Representations and Warranties. The representations and warranties made by Seller's in Article II hereof shall be true and correct when made, and shall be true and correct in all material respects on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such earlier date.

     4.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Seller's on or prior to the Closing Date shall have been performed or complied with in all material respects.

     4.3 Closing Deliveries. Buyer shall have received all documents and instruments required pursuant to Section 7.2 hereof.

     4.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority shall be pending against Seller's, CompPro, or Buyer which seeks to impose substantial damages in connection with, or to restrain or invalidate the transactions contemplated by, this Agreement, and no preliminary or permanent injunction or order that would prohibit or restrain such transactions shall be in effect.

     4.5 Absence of Certain Changes. There shall not have occurred prior to the Closing Date (a) any material adverse change in the Business, or any event or condition which, with the passage of time or the filing of notice, may cause or create any such adverse change, or (b) the legal inability of Seller's to convey, assign and transfer to Buyer the Stock.

     4.6 Further Assurances. All actions to be taken by the Seller's in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer. The Buyer may waive any condition specified in this Article IV if it executes a writing so stating at or prior to the Closing Date.

     4.7 Miscellaneous. (a) Kiswani shall have executed and delivered to Buyer the employment agreement attached hereto, (b) Seller's shall have delivered to Buyer, from or with respect to the State of Illinois, a good standing certificate, a broad form general liability certificate, a letter of clearance from the Illinois Department of Employment Security, a workman's compensation certificate, and a tax clearance certificate, and (c) Buyer shall have received the Articles of Incorporation and the By-Laws of CompPro as amended to the date hereof, and a certification by an officer of CompPro that same are true and complete copies of such documents as in effect at the time of certification.

     4.8 Excluded Liabilities. Seller's shall have provided Buyer with evidence of payment or satisfaction of all Excluded Liabilities.

     4.9 Excluded Assets. Seller's shall have provided Buyer with evidence of transfer of all Excluded Assets out of CompPro.


                                   ARTICLE V

                        SELLER'S CONDITIONS TO CLOSING
                        ------------------------------

     The obligations of Seller's to sell the Stock and the obligation of Seller's to consummate the transactions contemplated hereby are subject to the fulfillment in all respects on or prior to the Closing of each of the following conditions:

     5.1 Representations and Warranties. The representations and warranties made by Buyer in Article III hereof shall be true and correct when made, and shall be true and correct in all respects on the Closing with the same force and effect as if they had been made on and as of the Closing, except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such earlier date.

     5.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing shall have been performed or complied with in all respects.

     5.3 Closing Deliveries. Seller's shall have received all documents and instruments required pursuant to Section 7.2 hereof.

     5.4 Absence of Litigation. No action, suit or proceeding before any court or any governmental body or authority shall be pending against Seller's, CompPro, or Buyer which seeks to impose substantial damages in connection with, or to restrain or invalidate the transactions contemplated by this Agreement and no preliminary or permanent injunction or order that would prohibit or restrain such transactions shall be in effect.


                                 ARTICLE VI

                              FURTHER AGREEMENTS
                              ------------------

     6.1 Expenses. Seller's shall pay his costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees of the attorneys and accountants of Seller's. Buyer shall pay its costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, the fees of its attorneys and accountants.

     6.2 Press Releases. Buyer may prepare and issue press releases regarding this transaction, but will provide advance notice to Seller's thereof.

     6.3 Survival of Representations. The representations and warranties contained herein are and will be deemed and construed to be continuing representations and warranties and will survive the Closing and continue in full force and effect thereafter.

     6.4  Indemnification.

          (a) From and after the Closing Date, Seller's shall, defend, indemnify and hold harmless Buyer from and against any and all claims, actions, causes of action, lawsuits, actual losses, costs, actual damages, actual liabilities and expenses, including reasonable attorneys' fees and expenses (collectively, "Damages"), incurred by Buyer that arise out of:

               (i) a breach of the representations, warranties, covenants and agreements given or made by Seller's in this Agreement, any of the Disclosure Schedules or under or pursuant to any document, certificate, schedule or instrument delivered by or on behalf of Seller's in connection herewith;

               (ii) all matters arising out of or in connection with the operation of the Business before the Closing including, without limitation, all sales, services and repairs provided by the Business prior to the Closing Date;

               (iii) all Excluded CompPro Liabilities and Excluded CompPro Assets; and

               (iv) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (i), (ii), or (iii) of this paragraph (a) of Section 6.4.

     (b) From and after the Closing Date, Buyer shall defend, indemnify and hold harmless Seller's from and against any and all Damages incurred by Seller's arising out of (i) a breach of the representations, warranties, covenants and agreements given or made by Buyer in this Agreement, any of the Disclosure Schedules, or under or pursuant to any document, certificate, schedule or instrument delivered by or on behalf of Buyer in connection herewith; (ii) all matters arising solely out of or solely in connection with the operation of the Business after the Closing, and (iii) any claim, action, suit or proceeding asserted or instituted on the basis of any matter described in clauses (i) or
(ii) of this Section 6.4(b).

     6.5 Procedures; Third Party Claims. If a claim to which the indemnification provisions of Section 6.4 apply, arises out of any suit, claim or other assertion of liability by a third party (hereinafter collectively, the "Claims" and individually, a "Claim"), the indemnified party agrees to give written notice within a reasonable time to the indemnifying party of the existence of such Claim, it being understood that the failure to give such notice shall not affect the indemnified party's right to indemnification and the indemnifying party's obligation to indemnify as set forth in this Agreement, unless the indemnifying party's ability to contest, defend or settle with respect to such Claim is thereby demonstrated and materially prejudiced.

     The obligations and liabilities of the parties hereto with respect to their respective indemnities pursuant to Section 6.4 resulting from any Claim, shall be subject to the following additional terms and conditions:

          (a) The indemnifying party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense or opposition to such Claim, subject to the right of approval by indemnified party, which right shall not be unreasonably withheld.

          (b) In the event that the indemnifying party shall elect not to undertake such defense or opposition, or within 30 days after notice of any such Claim from the indemnified party shall fail to defend or oppose, the indemnified party (upon further written notice to the indemnifying party) shall have the right to undertake the defense, opposition, compromise or settlement of such Claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the indemnifying party (subject to the right of the indemnifying party to assume the defense of or opposition to such Claim at any time prior to settlement, compromise or final determination thereof).

          (c) Anything in this Section 6.5 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may adversely affect the indemnified party, (x) the indemnified party shall have the right, at its own cost and expense, either through its own counsel or through counsel of the indemnifying party, to participate in the defense, opposition, compromise or settlement of the Claim, and (y) if the indemnified party elects to participate in the defense through counsel of the indemnifying party, each party shall bear its share of all legal costs and expenses incurred by counsel for the indemnifying party in the proportion by which its share of the total Claim bears to the total Claim, (ii) the indemnifying party shall not, without the indemnified party's written consent, settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such Claim, and (iii) in the event that the indemnifying party undertakes defense of or opposition to any Claim, the indemnified party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the indemnifying party and its counsel or other representatives concerning such Claim and the indemnifying party and the indemnified party and their respective counsel or other representatives shall cooperate in good faith with respect to such Claim.

          (d) No undertaking of defense or opposition to a Claim shall be construed as an acknowledgment by such party that it is liable to the party claiming indemnification with respect to the Claim at issue or other similar Claims.

     6.6  [Intentionally Deleted.]

     6.7  Conduct of Business Pending Closing.

          (a) Except as set forth in the Disclosure Schedules, during the period from the date of this Agreement to the date of Closing (the "Closing Date"), CompPro shall conduct the Business according to its ordinary and usual course of business, consistent with past practice. Without limiting the generality of the foregoing, prior to the Closing Date, CompPro will not, without the prior written consent of Buyer, engage in any of the following transactions:

               (i) enter into any new employment agreement with officers, directors or employees;

               (ii) grant any increase in the compensation payable or to become payable to the Seller's or any other officers or employees or establish, adopt, enter into, or make any new grants or awards under, accelerate payment or vesting, become obligated to grant any awards under, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option or other equity, pension, retirement, incentive or deferred compensation, employment, retention, termination, severance, health, life or other welfare, fringe, Employee Benefit Plan, or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, or grant or pay any benefit not required by an existing Employee Benefit Plan or other plan or arrangement.

               (iii) make a commitment for any significant investment of a capital nature;

               (iv) enter into any waiver, release or relinquishment of any contract rights, except, in each case, in the ordinary course of business and consistent with past practice;

               (v) enter into any new leases for property except in the ordinary course of business;

               (vi) acquire the assets of any business or any corporation, partnership or other business organization or otherwise acquire any assets which are material in the aggregate to the Business;

               (vii) sell, lease or otherwise dispose of any Asset except in the ordinary course of business consistent with past practice;

               (viii) create, assume or incur any encumbrance on any of the Assets;

               (ix) amend, terminate or waive any right of substantial value relating to the Business;

               (x) fail to pay current liabilities, including accounts payable and accrued expenses, in the ordinary course of business and otherwise in accordance with their terms;

               (xi) collect any accounts receivable outside of the ordinary course and in advance of their due dates;

               (xii) take or perform any action which would or might cause any representation or warranty made by Seller's herein to be rendered inaccurate, in whole or in part, and/or which would prevent, inhibit or preclude the satisfaction, in whole or in part, of any covenant required to be performed or satisfied by Seller's at or prior to the Closing and/or the implementation of the within transaction;

               (xiii) agree in writing or otherwise take any of the foregoing actions or any action which would make any representation or warranty in this Agreement to be untrue or incorrect; or

               (xiv) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 2.10 above.

          (b) During the period from the date of this Agreement to the Closing Date, Seller's will:

               (i) take and perform any and all actions necessary to render accurate and/or maintain the accuracy of, all of the representations and warranties of Seller's and CompPro herein contained and satisfy each covenant or condition required to be performed or satisfied by Seller's prior to the Closing and/or cause or permit the implementation of the within transaction;

               (ii) carry on and maintain the Business in substantially the same form, style and manner as operated by Seller's prior to this Agreement and use their best efforts to preserve CompPro's business organization and its relationships with its customers, all employees and others having business relations with CompPro, and not voluntarily engage in any transaction not in the ordinary course of business without the prior consent of Buyer;

               (iii) use his best efforts in good faith to cause those of CompPro's employees selected by Buyer to continue employment with CompPro following the Closing Date; and

               (iv) give prompt written notice to Buyer of any material development affecting CompPro's, clients, liabilities, business, financial condition, operations, results of operations, or future prospects; and give prompt written notice to Buyer of any material development affecting Seller's ability to consummate the transactions contemplated by this Agreement. No disclosure, pursuant to this paragraph "6.7
(b)(iv)", however, shall cure any misrepresentation, breach of warranty, or breach of covenant.

     6.8 Continued Disclosure. If any event or state of facts occurs or arises between the earlier of the date hereof (or the date as of which disclosure has been made with respect to such type of event or state of facts) and the Closing Date that, had it occurred or arisen prior to or on such date, would have been required by the terms hereof to be disclosed herein, Seller's shall give notice thereof in writing to Buyer within five days of the happening of such event or state of facts. The giving of such notice and the disclosure of such event or state of facts shall in no way change the conditions precedent to the obligations of Buyer as set forth in Article IV.

     6.9 Full Access. Seller's will permit representatives of the Buyer to have full access to all premises, properties, personnel, books, records, contracts and documents of or pertaining to CompPro.

     6.10 Exclusivity. CompPro will not and Seller's will not cause or permit CompPro to: (i) solicit, initiate, or encourage the submission of any proposal or offer from any person or entity relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, CompPro (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity to do or seek any of the foregoing. The Seller's will not vote the Stock in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller's will notify the Buyer immediately if any person or entity makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.


                                  ARTICLE VII

                              CLOSING DELIVERIES
                              ------------------

     7.1 Closing. Subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually agreeable to Buyer and Seller's at 10:00 a.m. Central Daylight Time on April 29,1999.

     7.2  Deliveries.

          (a)  At the Closing, Buyer shall deliver to Seller's:

               (i) The Purchase Price pursuant to Section 1.4 hereof;

               (ii) Certified copies of the resolutions of the Board of Directors of Buyer authorizing Buyer to execute and deliver this Agreement, any agreement or document contemplated hereby, and to consummate the transactions contemplated hereby and thereby;

               (iii) A certificate of an executive officer of Buyer, dated the Closing Date, certifying that: (A) all representations and warranties made by Buyer in Article III hereof were true and correct when made, and are true and correct on the Closing Date, except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such earlier date; and (B) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date have been performed or complied with; and

               (iv) A duly executed Employment Agreement, in substantially the form attached as Exhibit B-1 hereto.

          (b)  At the Closing, Seller's shall deliver to Buyer:

               (i) Certificates for the Stock accompanied by executed assignment documents or endorsed in blank;

               (ii) Possession of all assets used in the Business, except for Excluded Assets;

               (iii) All contracts, leases, agreements or other documents, books, financial and accounting records of CompPro not previously delivered or not located on the premises of CompPro, to the extent such items are used in the Business, and are not Excluded Assets;

               (iv) A duly executed Employment Agreement, in substantially the form attached as Exhibit B-1 hereto;

               (v) A certificate of the Seller's, dated as of the Closing Date, certifying that: (i) all representations and warranties made by Seller's in
Article II hereof were true and correct when made, and are true and correct on the Closing Date except for changes permitted or contemplated by this Agreement and except that representations which are specifically made as of a specified date shall be true and correct as of such earlier date; and (ii) all covenants, agreements and conditions contained in this Agreement to be performed or complied with by Seller's on or prior to the Closing Date have been performed or complied with;

               (vi) All documents required by Article IV hereof; and

               (vii) All other documents required by this Agreement.


                                 ARTICLE VIII

                     POST-CLOSING COVENANTS AND AGREEMENTS
                     -------------------------------------

     8.1 Further Assurances. If at any time and from time to time after the Closing, Buyer determines that any further assignment, consent to assignment or other document or any further action is necessary or desirable to carry out the purposes of and to make effective the transactions contemplated by this Agreement, Seller's agrees to execute and deliver all such instruments and to take such actions as may be reasonably necessary or advisable for such purpose.

     8.2  Covenant Not to Compete; Nondisclosure and Confidentiality.

          (a) Non-Compete. For a period of Three (3) years from the date of this Agreement, Seller's shall not directly or indirectly through representatives, agents or otherwise (i) engage in competition with the Business sold hereunder, its successors or assigns within 100 miles from Palos Heights, Illinois, (hereafter the "Territory") or with respect to CompPro's or Buyer's "customers" as defined in this paragraph; or (ii) provide information, solicit or sell for, own, or organize any interest in, either directly or through any affiliate or subsidiary corporation, partnership or other entity, or become engaged by, act as agent for, or in any manner assist, any person, corporation or other entity that is directly or indirectly in competition with Buyer or the Business, or their successors or assigns in the Territory or with respect to Buyer's or CompPro's "customers" as defined in this paragraph. Seller's further agrees that within the restrictive period, he will not in any way attempt to divert from Buyer or CompPro any business whatsoever and Seller's further agrees that during said restrictive period he will not influence or attempt to influence any of the customers of Buyer or Seller's not to do business with Buyer or CompPro; Seller's further agrees that he will not make or permit the making of any public announcement or statement of any kind that he was formerly employed or connected with Buyer or CompPro, which announcement has as its purpose directly or indirectly the intent to violate the provisions of this Agreement. The term "customer", as used herein, shall mean any person or entity which Seller's has contact with and does business with for Buyer or CompPro at any time while employed by CompPro or Buyer.

If Seller is terminated by Buyer then the Seller has the right to obtain employment at any company as long as the position and duties held with the new organization do not compete with Buyer.

     (b) Confidential Information. During the term set forth in paragraph (a) and thereafter, Seller's shall not divulge any of Buyer's or CompPro's business contacts, customers, suppliers, technology, know-how, trade secrets, marketing techniques, books and records, computer programs, lists, plans, databases, or any other confidential or proprietary information or make available to any other persons any documents, files or other papers concerning the foregoing or the Business or financial affairs of CompPro or Buyer. During the term set forth in paragraph (a) Seller's and thereafter shall not solicit the employment of any employee or consultant currently or provisionally employed or retained by Buyer or CompPro.

     (c) Seller's has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon Buyer under this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory.

     (d) It is stipulated that a breach by Seller's of the restrictive covenants set forth herein will cause irreparable damage to Buyer and that in the event of any breach of the provisions under this Section, Buyer, in addition to any other remedies it has, shall be entitled to an injunction restraining Seller's from violating or continuing a violation of the restrictive covenants herein contained. It is further stipulated that the existence of any claim or cause of action on the part of Seller's against Buyer, whether arising from this Agreement or otherwise shall in no way constitute a defense to the enforcement of the restrictive covenants contained herein, and the restrictive periods in which Buyer is entitled to an injunction shall be extended in an amount which equals the time period which the Seller's is or has been in violation of the restrictive covenants contained herein. In the event of a breach of the restrictive covenants contained in the Agreement, Seller's agrees to the payment of or reimbursement of Buyer's reasonable attorney's fees and disbursements incurred in enforcing any such provision. The provisions of this Section shall survive the Closing Date. If any of the provisions of this Section shall be held invalid, illegal, or unenforceable by the final decision of a court of competent jurisdiction and all appeals therefrom shall have failed or the time for such appeals shall have expired the provision or provisions shall be deemed eliminated from this Agreement in such jurisdiction but the remaining provisions shall nevertheless be given full effect. In the event this Agreement or any portion hereof is more restrictive than permitted by the law of the jurisdiction in which enforcement is sought, this Agreement or such portion shall be limited in that jurisdiction only to the extent required by the law of that jurisdiction. If a court of competent jurisdiction shall determine that the terms of this Section are partially or wholly inoperative, unenforceable or invalid in a particular case because of their time or geographic scope or for any other reason such court shall have the power to limit such time or geographic scope or otherwise to recast the terms of this Agreement in such case so as to permit its enforcement to the greatest extent permitted by applicable law.

     8.3 Resignations; Bank Authorizations. Immediately following Closing, Seller's and the other directors and officers of CompPro shall resign as such directors and officers of

CompPro. Immediately following Closing, Seller's shall take all actions required to change the authorized signatories on all CompPro bank accounts to those persons designated by Buyer.


                                  ARTICLE IX

                              TERMINATION; WAIVER
                              -------------------

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing as follows:

          (a) the Buyer and the Seller's may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) the Buyer may terminate this Agreement by giving written notice to the Seller's at any time prior to the Closing (i) in the event Seller's has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified the Seller's of breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 31, 1999, by reason of Seller's being unable or unwilling to effect a Closing on or before May 31, 1999, or by reason of the failure of any condition precedent under Article IV hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (c) the Seller's may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) in the event the Buyer has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Seller's has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before May 31, 1999, by reason of Buyer being unable or unwilling to effect a Closing on or before May 31, 1999, or by reason of the failure of any condition precedent under Article V hereof (unless the failure results primarily from the Seller's himself breaching any representation, warranty, or covenant contained in this Agreement).

     9.2  Effect of Termination; Specific Performance.

          (a)  In the event of the termination of this Agreement pursuant to
Section 9.1 hereof, notice thereof shall be promptly given by the terminating party to the other party and thereafter this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, except that (i) the provisions of

Section 6.1 hereof shall remain in effect and (ii) nothing in this Section 9.2 shall relieve any party to this Agreement from liability for breach of this Agreement or any misrepresentation hereof, including pursuant to paragraph (b) hereof.

          (b) In the event of a breach or threatened breach by Seller's or Buyer of any of the agreements and obligations set forth herein, monetary damages or the other remedies at law that may be available to the non-breaching party for such breach or threatened breach will be inadequate and, without prejudice to the nonbreaching party's right to pursue any remedies at law or in equity available to it for such breach or threatened breach, including without limitation the recovery of damages, the non-breaching party will be entitled to injunctive relief as a means of having the breaching party comply with the provisions herein.

     9.3 Extension; Waiver. At any time prior to the Closing, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by the other party, or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. No waiver of any breach of a provision of this Agreement shall constitute or be deemed a waiver of any other breach of the same or any other provision of this Agreement, and no delay or failure to take action with respect to any breach or provision of this Agreement shall constitute or be deemed a waiver of the right to enforce this Agreement and to take action against such breach or any subsequent breach of the same or any other provision.


                                   ARTICLE X

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     10.1 Entire Agreement; Amendment. Except with respect to those documents signed in connection with the Closing of the transactions contemplated by this Agreement and those documents that, by their terms, modify or supersede this Agreement, this Agreement (including the Disclosure Schedules), contains the entire agreement between the parties hereto and supersedes all prior oral or written agreements, promises, representations, commitments or understandings with respect to the matters provided for herein. This Agreement may be modified or amended only by a writing duly executed by Buyer and Seller's, which modification or amendment shall be binding upon all of the parties hereto.

     10.2 Assignment and Binding Effect. This Agreement and the rights and obligations of any party hereunder may not be assigned by any party without the prior written consent of the other party hereto. All covenants, agreements, statements, representations, warranties and indemnities in this Agreement by and on behalf of either of the parties hereto shall bind and inure to the benefit of their respective heirs, successors and permitted assigns of the parties hereto.

     10.3 Waivers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver, and no waiver shall be binding unless executed in writing by the party making the waiver.

     10.4 Notices. All notices, demands or other communications which may be or are required to be given by any party to any other party pursuant to this Agreement, shall be in writing and shall be mailed by certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery, national overnight express, telegram or facsimile transmission, addressed as follows:

          (a)  If to Buyer:

               Nucleus, Inc.
               150 North Michigan Avenue
               Suite 3610
               Chicago, Illinois 60601
               Attention: John C.Paulsen
               Facsimile: (312) 683-9001

               with a copy (which shall not constitute notice) to:

               McBreen, McBreen & Kopko
               20 North Wacker Drive
               Suite 2520
               Chicago, Illinois 60606
               Attention: James R. Stern
               Facsimile: (312) 332-2657


          (b)  If to Seller's:

               Rafiq Kiswani
               Yahya Daoud
               12323 S. Harlem Avenue

               Palos Heights, IL 60463


               with a copy to:

               Law Offices of John Z. Toscas
               12616 S. Harlem Avenue
               Palos Heights, IL 60463
               Attn: John Toscas
               Fax: 708/448-0033


until such time as either party notifies the other of a change of address. Each notice or other communication which shall be mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given and received for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or the affidavit of messenger or telefax transmission log being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     10.5 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof. Each party hereby submits to the personal jurisdiction of the United States District Court for the Northern District of Illinois or any court of the State of Illinois, and hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. In addition, each party hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, (i) any objection which it may now have or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in such court, (ii) the defense of an inconvenient forum to the maintenance of any suit, action or proceeding in any such court, and (iii) trial by jury in any such suit, action or proceeding.

     10.6 Counterparts; Execution. To facilitate execution, this Agreement may be executed in as many counterparts as may be required, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but a single agreement.

     10.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     10.8 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of the parties hereto, their successors and assigns, and no other person or persons shall have any right of action under this Agreement.

     10.9 Recitals, Schedules and Exhibits. The recitals, schedules, and exhibits to this Agreement are incorporated herein and, by this reference, made a part hereof as if fully set forth at length herein.

     10.10 Section Headings. The section headings used herein are inserted for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused this Agreement to be executed on its behalf, as of the date first above written.

                                      BUYER:

                                      Nucleus, Inc.

                                      By:________________________________

                                      Its:_______________________________

                                      SELLER'S :

                                      ___________________________________
                                      Rafiq Kiswani


                                      ___________________________________
                                      Yahya Daoud